Exhibit 99.1

IntraBiotics Announces Management and Board Changes

PALO ALTO, CA, June 20, 2005 — IntraBiotics Pharmaceuticals, Inc. (NASDAQ: IBPI) announced today that in accordance with previously announced plans, the Company has terminated all of its regular employees, since the Company will not actively be conducting operations at the present time. IntraBiotics also announced that the Company has appointed Hickey & Hill of Lafayette, California, to assume responsibilities for the day-to-day administration of the Company and for Denis Hickey to be designated Chief Executive Officer.

Mr. Hickey is a founding principal of Hickey & Hill, a firm that specializes in the management of companies in transition. Mr. Hickey has broad experience managing both public and private companies and has served as CEO, CFO or Controller for a number of companies. Mr. Hickey also has public accounting and consulting experience with Touche Ross & Co (now Deloitte & Touche, LLP.)

During the period that Hickey & Hill will handle the administration of the Company’s affairs, the Board of Directors and selected consultants will evaluate any strategic alternatives that come to the Board’s attention.

IntraBiotics also reported that three of the Company’s seven directors have resigned, in connection with the Board’s decision to reduce the Company’s activities to a minimum appropriate level. Following these resignations there will be four members of the Board of Directors.

The directors resigning are Ernest Mario, Gary Lyons and Jerry Jackson. The directors remaining on the Board are Henry J. Fuchs, Mark L. Perry, Jack S. Remington and Kevin C. Tang.

IntraBiotics wants to thank the resigning directors for their service and dedication to the Company. Under the Company’s changed circumstances, we understand their decision to turn their attention to other interests, and we wish them the very best.

CONTACT:
Greg W. Schafer (investors)
IntraBiotics Pharmaceuticals, Inc.
(650) 845-6204